Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - January 30, 2007
Graham Painter, Executive Vice President, Corporate Communications (713) 507- 2770

STERLING BANCSHARES ELECTS ROLAND RODRIGUEZ

TO ITS BOARD OF DIRECTORS

HOUSTON, TX, January 30, 2007 - Sterling Bancshares, Inc., announced today that Roland Rodriguez has been elected to its board of directors. Mr. Rodriguez is managing principal and co-founder of Mir, Fox & Rodriguez P.C., one of Houston’s largest locally-owned public accounting firms.

Mr. Rodriguez has more than 30 years of public accounting experience, including ten years with one of the “Big 4” accounting firms. His expertise ranges from advising clients on mergers and acquisitions and international business transactions to personal estate planning.

“We are very fortunate to be able to add someone with Roland’s background in accounting and finance to our board,” said Sterling Bancshares Chairman, President, and CEO J. Downey Bridgwater. “His commitment to the Houston community is well-established both personally as well as professionally.”

Mr. Rodriguez earned a business administration degree in accounting from Lamar University. He is also a graduate of the Executive Management Program at Harvard Business School and the Management and Leadership Program at Northwestern University. Professionally, he is a member of the American Institute of CPAs, the Texas Society of CPAs, and the Association of Latino Financial Professionals. He is an active member of the Houston business community, serving as board member of the Greater Houston Partnership, Houston Hispanic Chamber of Commerce, and the Jones School of Management Council of Overseers at Rice University.

Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $4.1 billion which operates 45 banking centers in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 7th and 9th-largest in the United States. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.